Exhibit 3.1.4

CERTIFICATE OF RETIREMENT

OF

PREFERRED STOCK

(18 Okla. St. Ann. § 1078)

     We, the undersigned Vice President and Assistant Secretary of Dobson Communications Corporation, an Oklahoma corporation, pursuant to Section 78 of the Oklahoma General Corporation Act, do hereby certify that:

1.	Dobson Communications Corporation (the “Corporation”) is authorized to issue 661,006 shares of its 12 1/4% Senior Exchangeable Preferred Stock (the “12 1/4% Preferred Shares”);

2.	The Corporation recently acquired 246,967 shares of its 12 1/4% Preferred Shares, and the Corporation currently has issued and outstanding 107,131 shares of its 12 1/4% Preferred Shares;

3.	The Corporation has no obligation to issue any additional 12 1/4% Preferred Shares;

4.	The Corporation’s Certificate of Designation prohibits the reissuance of the 12 1/4% Senior Exchangeable Preferred Stock.

5.	By action duly taken by its Board of Directors pursuant to Section 78 of the Oklahoma General Corporation Act, the Corporation has retired 246,967 shares of its 12 1/4% Preferred Shares and has reduced the number of shares designated as 12 1/4% Senior Exchangeable Preferred Stock from 661,006 shares to 107,131 shares, and the 553,875 shares which were previously designated as shares of 12 1/4% Senior Exchangeable Preferred Stock, including the 246,967 shares of 12 1/4% Preferred Shares which have been retired, have become part of the authorized but unissued shares of preferred stock of the Corporation, undesignated as to Series.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Retirement of Preferred Stock as Vice President and Assistant Secretary of Dobson Communications Corporation as of November 20, 2003.

/s/ RONALD L. RIPLEY Ronald L. Ripley, Vice President
/s/ TRENT LEFORCE Trent LeForce, Assistant Secretary